Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-54104) of DeCrane Holdings Co. and its subsidiary of our report dated March 1, 2002, except for Note 18, which is as of March 19, 2002 relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10–K.

PricewaterhouseCoopers LLP

Los Angeles, California

March 26, 2002